August 28, 2023

B2Gold Corp.
Park Place
Suite 3400, 666 Burrard Street
Vancouver, British Columbia V6C 2X8

Dear Sirs and Mesdames:

B2Gold Corp. - Registration Statement on Form F-3

We are Canadian counsel to B2Gold Corp. (the "Company").  We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form F-3 under the United States Securities Act of 1933 (the "Act"). We understand that the purpose of the Registration Statement is to register the offer and sale of up to 129,693,690 common shares of the Company (the "DRIP Shares") pursuant to the Company's Dividend Reinvestment Plan (the "DRIP").

In connection with the opinion hereafter expressed, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed necessary to render the opinion. We have, without making any independent investigation, assumed the completeness of such documents, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

The opinions expressed below are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date hereof. We express no opinion herein with respect to the laws of any other jurisdiction or as to matters governed by the laws of any other jurisdiction. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and such changes could apply retroactively. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the DRIP Shares to be issued pursuant to and in accordance with the terms of the DRIP will, upon the issuance and delivery of such DRIP Shares in accordance with the terms and conditions of the DRIP, be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion.  In giving such consent, we do not hereby admit that we are (a) in the category of persons whose consent is required under Section 7 of the Act or (b) experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" under the Act.

Yours very truly,

/s/ Lawson Lundell LLP